Exhibit 99.1

OMNIQ Corp. Announces Second Quarter Financial Results 2020

● Achieved over $26M revenue for first six months of 2020 despite conditions resulting from COVID-19.

● Large Food Industry Orders received in late June have already been delivered in 3rd quarter.

● Launched advanced AI-based solutions including the patented automatic High Occupancy Vehicles Violation Detection System.

● Breakthrough AI-based Public Safety projects in Schools and Universities.

SALT LAKE CITY, Aug. 13, 2020 (GLOBE NEWSWIRE) — OMNIQ Corp. (OTCQB: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, today announced its second quarter financial results for the three and six-month period ended June 30, 2020.

Shai Lustgarten, CEO, commented “We’re living through an unprecedented time, and we are encouraged by our success in achieving sales of over $26M for the six months ended June 30, 2020, which implies over $52M on an annualized basis. While we’ve seen growing interest in our AI technology, some key projects that required hands on and face-to-face meetings have been delayed to Q3 due to the ongoing Covid-19 situation. We are confident that soon we will be able to announce some significant victories mainly in critical Homeland Security lifesaving projects. We believe that we have established ourselves for future success by building a strong sales team combined with a sophisticated R&D team that provide us with world class innovative machine-vision based solutions like the Seetire™ for the multibillion Tire industry and the patented solution to detect HOV violations and enable better traffic flow. We expect to be able to share some commercial news on these innovative solutions in 2021. We see our ability to provide efficient and cost-saving solutions to enhance supply chain and public safety operations as a significant competitive advantage, especially as companies and municipalities focus more intently on “touchless” technology. We remain focused on strengthening our capabilities and expanding the reach of our solutions as we move through 2020.”

Despite the challenging worldwide economic environment throughout and subsequent to the second quarter of 2020, OMNIQ recorded several major achievements:

●	Received a $4.0 million order from a leading healthcare company for mobile data collection devices and advanced services

●	Received purchase orders in June with a total value of approximately $5.5 million from one of the largest U.S. supermarket chains
●	Awarded a key project by the City of San Mateo, California to provide an innovative cloud-based Smart City parking and traffic control solution
●	Selected to deploy its Quest Shield™ campus safety solution at the Talmudical Academy of Baltimore in Maryland
●	Received an order for a new PERCSTM cloud-based permitting, citation, access control and parking collection system from the University of Kansas Medical Center
●	Received a follow-on order to upgrade the access control and parking system at La Sierra University in Riverside, California

Second Quarter 2020 Financial Results

OMNIQ reported revenue of $12.7 million for the quarter ended June 30, 2020, as compared to $14.1 million in the comparable 2019 period. Sequentially, revenue decreased 8% as compared to first quarter 2020 revenue of $13.8 million. The revenue decrease was primarily related to the COVID-19 effect on sales of our AI-based solutions during the quarter and strong fulfillment and deliveries by the Company’s subsidiary HTS Image Processing in second quarter 2019. The change in the product mix sold in second quarter 2020 resulted in a gross margin that was lower than first quarter 2020. Total operating expenses for the second quarter of 2020 were $3.9 million as compared to $3.8 million in the second quarter of 2019. The increase in operating expenses was largely related to increases in general and administrative expenses and non-cash stock-based compensation, partially offset by lower professional fees. Net loss for the quarter was $2.0 million, or a loss of $0.49 per basic share, compared to a loss of $530 thousand, or a loss of $0.14 per basic share, for the second quarter of last year. The increase in net loss is mainly attributable to lower sales and corresponding margin during the quarter, compared with the same period in 2019, as well as the increase in operating expenses. EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for the second quarter of 2020 was a loss of $1.0 million, as compared to EBITDA of $478 thousand in the second quarter of 2019. Adjusted EBITDA for the second quarter of 2020 was a loss of $551 thousand compared to Adjusted EBITDA of $451 thousand in second quarter 2019.

First Six Months 2020 Financial Results

OMNIQ reported revenues of $26.5 million for the first six months of 2020, a decrease of 19% compared to the first six months of 2019. The revenue decrease was primarily related to the COVID-19 effect on sales of our AI-based solutions during the period and strong fulfillment and deliveries by the Company’s subsidiary HTS Image Processing during the first six months of 2019. Gross margin percentage for the first six months of 2020 decreased to 21% compared to 25% in the same prior year period. Total operating expenses for the first half of 2020 were $9.0 million compared to $8.3 million in the first half of 2019. The increase in operating expense was largely related to an increase in non-cash stock-based compensation granted to professional service providers as well as increased general and administrative expenses. Net loss for the first six months of 2020 was $4.9 million, or a loss of $1.21 per basic share, compared to a loss of $1.2 million, or a loss of $0.33 per basic share, for the first six months of 2019. EBITDA in the first half of 2020 was a loss of $2.6 million, as compared to EBITDA of $1.1 million in the first half of 2019. Adjusted EBITDA for the first half of 2020 was a loss of $1.4 million compared to adjusted EBITDA of $1.6 million in the first half of 2019.

About OMNIQ Corp.

OMNIQ Corp. (OTCQB: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services provided by the Company help clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments. OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad. The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis , the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in OMNIQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting OMNIQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. OMNIQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Contact:

888-309-9994

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months		For the six months
	ending June 30,		ending June 30,
(In thousands, except share and per share data)	2020	2019	2020	2019
Revenues
Total Revenues	$12,677	$14,126	$26,476	$32,746

Cost of goods sold
Cost of goods sold	10,099	10,499	20,862	24,522

Gross profit	2,578	3,627	5,614	8,244

Operating expenses
General and administrative	784	525	1,577	1,214
Salary and employee benefits	2,229	2,208	5,085	5,063
Depreciation and amortization	554	541	1,102	1,084
Professional fees	325	543	1,200	958
Total operating expenses	3,892	3,817	8,964	8,319

Loss from operations	(1,314)	(190)	(3,350)	(95)

Other income (expenses):
Interest expense	(418)	(467)	(1,213)	(1,151)
Other (expenses) income	(260)	127	(302)	81
Total other expenses	(678)	(340)	(1,515)	(1,070)

Net Loss Before Income Taxes	(1,992)	(530)	(4,865)	(1,165)

Provision for Income Taxes
Current	-	-	-	-
Total Provision for Income Taxes	-	-	-	-

Net Loss attributable to OMNIQ Corp.	$(1,992)	$(530)	$(4,865)	$(1,165)

Foreign currency translation adjustment	3	-	(14)	1

Comprehensive loss	(1,989)	(530)	(4,879)	(1,164)

Reconciliation of net loss to net loss attributable to common shareholders
Net loss	(1,992)	(530)	(4,865)	(1,165)

Less: Preferred stock – Series C dividend	(54)	(47)	(126)	(94)

Net loss attributable to the common stockholders	$(2,046)	$(577)	$(4,991)	$(1,259)

Net (loss) per share - basic	$(0.49)	$(0.14)	$(1.21)	$(0.33)

Weighted average number of common shares outstanding - basic	4,141,061	4,127,370	4,135,420	3,854,654

OMNIQ CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of
	June 30, 2020	December 31, 2019
(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$3,419	$1,615
Accounts receivable, net	11,804	6,694
Inventory	1,545	1,889
Prepaid expenses	1,028	362
Other current assets	8	65
Total current assets	17,804	10,625

Property and equipment, net of accumulated depreciation of $523 and $2,195, respectively	372	463
Goodwill	14,695	13,921
Trade name, net of accumulated amortization of $3,105 and $2,932, respectively	1,285	1,458
Customer relationships, net of accumulated amortization of $7,330 and $6,578, respectively	5,260	6,012
Other intangibles, net of accumulated amortization of $272 and $185, respectively	1,151	1,138
Cash, restricted	533	533
Right of use lease asset	104	131
Other assets	123	172
Total assets	$41,327	$34,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$26,217	$18,694
Line of credit	3,483	1,365
Accrued payroll and sales tax	1,915	1,556
Notes payable, related parties – current portion	540	1,025
Notes payable – current portion	6,744	6,497
Lease liability – current portion	43	54
Other current liabilities	1,312	1,599
Total current liabilities	40,254	30,790

Long term liabilities
Notes payable, related party, less current portion	875	1,172
Accrued interest and accrued liabilities, related party	50	76
Notes payable, less current portion	607	143
Lease liability	65	80
Other long term liabilities	201	384
Total liabilities	42,052	32,645

Stockholders’ equity (deficit)
Series A Preferred stock; $0.001 par value; 1,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 15,000,000 shares designated, 2,145,030 and 4,828,530 shares issued and outstanding, respectively	2	5
Common stock; $0.001 par value; 200,000,000 shares authorized; 4,206,692 and 3,960,405 shares issued and outstanding, respectively.	4	4
Additional paid-in capital	49,322	46,861
Accumulated (deficit)	(50,040)	(45,063)
Accumulated other comprehensive loss	(13)	1
Total stockholders’ equity (deficit)	(725)	1,808
Total liabilities and stockholders’ equity (deficit)	$41,327	$34,453

OMNIQ CORP.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(UNAUDITED)

	For the three months		For the six months
	ending June 30,		ending June 30,
(In thousands, except share and per share data)	2020	2019	2020	2019
EBITDA Calculation
Net loss	$(1,992)	$(530)	$(4,865)	$(1,165)
Depreciation & amortization	554	541	1,102	1,084
Interest expense	418	467	1,213	1,151
Income taxes	-	-	-	-
EBITDA	$(1,020)	$478	$(2,550)	$1,070

Adjusted EBITDA calculation
Net loss	$(1,992)	$(530)	$(4,865)	$(1,165)
Depreciation & amortization	554	541	1,102	1,084
Interest expense	418	467	1,213	1,151
Income taxes	-	-	-	-
Stock compensation	209	100	753	423
Non-cash penalty on conversion agreements	260	-	260	-
Nonrecurring one-time income/expenses	-	(127)	153	63
Adjusted EBITDA	$(551)	$451	$(1,384)	$1,556